Exhibit (m)

American Drive Variable Insurance Trust

Distribution Plan

(effective September 10, 2026)

Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), this distribution (12b-1) plan (the “Distribution Plan”) has been adopted for American Drive Aggressive Allocation Portfolio and American Drive Moderate Allocation Portfolio (each, a “Fund,” and together the “Funds”), each a series of American Drive Variable Insurance Trust (the “Trust”), by a majority of the trustees of the Trust (the “Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Distribution Plan or in any agreements related to the Distribution Plan (the “Non-interested Trustees”). The substance of the Distribution Plan has also been approved by the vote of a majority of the outstanding shares of each Fund. This Distribution Plan shall become effective on the date set forth above.

Section 1. Class S Shares.

Each Fund recognizes and agrees that the Distributor may offer the Fund’s shares to one or more life insurance companies (including, but not limited to, Nationwide Financial Services, Inc. and Prudential Life Insurance Company and any affiliated insurance companies) (“Life Companies”) for purchase on behalf of certain of their separate accounts for the purpose of funding variable life insurance contracts or variable annuity contracts or both (collectively referred to as “Variable Contracts”) and may compensate such Life Companies for providing services to Variable Contract owners or in connection with the distribution of Fund shares.

The Fund shall pay to Hantz Financial Services, Inc. (the “Distributor”), at the end of each month, a distribution fee equal to the average daily net assets of Class S Shares multiplied by that portion of [0.25%] that the number of days in the month bears to 365 (the “Distribution Fees”). Each such payment represents compensation for expenses incurred by the Distributor for the promotion and distribution of the shares of the Fund making the payment, including, but not limited to the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature and other distribution-related expenses, including any distribution fees paid to securities dealers or sales personnel for assisting Life Companies or Variable Contract owners and others who have executed selling group or participation agreements with the Distributor.

The Distributor may assign its right to Class S Distribution Fees (but not its obligation to the Trust) to a third party, and such transfer shall be free and clear of offsets or claims that the Trust or any Fund may have against the Distributor.

Section 2. Distribution Agreements.

Each distribution agreement between the Trust and the Distributor (each a “Distribution Agreement”) relating to the Class S Shares of the Fund shall provide that, notwithstanding anything to the contrary in this Distribution Plan or such Distribution Agreement:

(i) the Distributor will have performed all services required to be performed in order to be entitled to receive the Distribution Fees payable in respect of the first year’s Distribution Fees for each Class S Share of the Fund upon the settlement date for the sale of such Class S Share;

(ii) the Fund’s obligation to pay the Distributor the Distribution Fees shall not be terminated or modified (including without limitation, by change in the rules applicable to the conversion of the Class S Shares of the Fund into shares of another class) as to any Fund for any reason (including a termination of this Distribution Plan or the Distribution Agreement between such Distributor and the Trust) except: (a) to the extent required by the 1940 Act or the rules or regulations thereunder, or the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), including any successor rules to the former Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”), or (b) in connection with a Complete Termination (as defined below) of this Distribution Plan with respect to that Fund by the Trust; and

(iii) for purposes of this Distribution Plan and any such Distribution Agreement, the term “Complete Termination” in respect of this Distribution Plan as it relates to the Class S Shares of the Fund means a termination of this Distribution Plan and such Distribution Agreement involving the complete cessation of the payment of Distribution Fees in respect of all Class S Shares of the Fund, and the complete cessation of the payment of any asset based sales charge (within the meaning of the rules of FINRA, including any successor rules to the former Conduct Rules of the NASD) or similar fees in respect of the Fund and any successor mutual fund or any mutual fund acquiring substantially all of the assets of the Fund (the Fund and such other mutual funds hereinafter referred to as the “Affected Funds”) in respect of the Class S Shares and every future class of shares (other than future classes of shares established more than eight years after the date of such termination) which has substantially similar characteristics to the Class S Shares of such Affected Funds taking into account the manner of payment and amount of asset based sales charge, CDSC or other similar charges borne directly or indirectly by the holders of such shares; provided, that (a) the Trustees, including a majority of the Non-interested Trustees of the Trust, shall have determined that such termination is in the best interest of such Affected Funds and the shareholders of such Affected Funds, and (b) such termination does not alter the CDSC as in effect at the time of such termination applicable to shares of the Fund, the date of original issuance of which occurs on or prior to such termination.

Section 3. Other Compensation.

No additional payments are to be made by the Trust or the Funds as a result of the Distribution Plan other than (a) the compensation the Trust is otherwise obligated to pay to Hantz Financial Services, Inc. (the “Adviser”) pursuant to the Advisory Agreement as in effect at any time, (b) payments pursuant to Section 1 of this Distribution Plan, and (c) payments made by the Trust or the Funds in the ordinary course of their business. To the extent any payments by the Trust or the Funds under subsection (c) above, or to or by the Adviser, the Distributor, or other parties on behalf of the Trust, Adviser or Distributor, are deemed to be payments for the financing of any activity primarily intended to result in the sales of Fund shares issued by the Trust within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been made pursuant to the Distribution Plan. The costs and activities the payment of which are intended to be within the scope of the Distribution Plan shall include, but not necessarily be limited to, the:

(i) costs of the preparation, printing, and mailing of all required reports and notices to existing shareholders;

(ii) costs of the preparation, printing, and mailing or other dissemination of all prospectuses (including statements of additional information); and

(iii) costs of the preparation, printing and mailing of any proxy statements and proxies.

Section 4. Information to be Provided by Distributor.

The Distributor shall prepare written reports to the Trust’s board of trustees (the “Board”) on a quarterly basis showing all amounts paid under this Distribution Plan and any distribution agreements and the purposes for which such payments were made, plus a summary of the expenses incurred by the Distributor hereunder, together with such other information as from time to time shall be reasonably requested by the Board.

Section 5. Non-interested Trustees.

So long as the Distribution Plan is in effect, nominees for election as Non-interested Trustees shall be selected by the Non-interested Trustees as required by Rule 12b-1 under the 1940 Act.

Section 6. Term of Plan.

The Distribution Plan shall remain in effect until December 31, 2027, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees, including a majority of the Non-interested Trustees who have no direct or indirect financial interest in the Distribution Plan or in any agreements related to the Distribution Plan, cast in person at a meeting called for such purpose.

Section 7. Termination of Plan.

The Distribution Plan may be terminated as to the Fund, without penalty, at any time by either a majority of the Non-interested Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and shall terminate automatically in the event of any act that terminates the Distribution Agreement with the Distributor.

Notwithstanding the foregoing or Section 8 below, any amendment or termination of this Distribution Plan as to the Fund shall not affect the rights of the Distributor to receive the Distribution Fee relating to the Fund unless the termination constitutes a Complete Termination of this Distribution Plan and the related Distribution Agreement as to the Fund as described in Section 2 above.

Section 8. Related Agreements.

Any agreement related to the Distribution Plan, including any distribution or service agreement, may be terminated, without penalty, at any time by either a majority of the Non-interested Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund to which the agreement relates on not more than 60 days’ written notice to any other party to such agreement, and shall terminate automatically in the event of any act that terminates the Distribution Plan or the Distribution Agreement with the Distributor. Any such related agreement shall terminate automatically in the event of any act that constitutes its assignment.

Section 9. Amendments.

Neither the Distribution Plan nor any distribution or service agreement may be amended to increase materially the amount deemed to be spent for distribution or servicing of the Fund’s shares without approval by a majority of the Fund’s outstanding voting securities, and all material amendments to the Distribution Plan and any distribution or service agreement shall be approved by a vote of a majority of the trustees of the Trust, including a majority of the Non-interested Trustees of the Trust who have no direct or indirect financial interest in the Distribution Plan or in any agreements related to the Distribution Plan, cast in person at a meeting called for such purpose.

Dated as of September 10, 2026

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